Exhibit 10.1
Execution Copy
FIRST AMENDMENT
TO
STOCK PURCHASE AGREEMENT
     This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of July 3, 2008, by and between VALERO REFINING AND MARKETING COMPANY, a Delaware corporation (“Seller”), ALON REFINING KROTZ SPRINGS, INC., a Delaware corporation (“Buyer”) and, for the limited purposes set forth herein, VALERO REFINING COMPANY-LOUISIANA, a Delaware corporation (the “Company”).
RECITALS
     A. On May 7, 2008, Seller, Buyer and the Company entered into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) providing for the sale of the Shares (as defined in the Stock Purchase Agreement) to Buyer.
     B. The parties to the Stock Purchase Agreement desire to amend the Stock Purchase Agreement to reflect the matters set forth herein.
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Stock Purchase Agreement.
ARTICLE II
AMENDMENTS
     Section 2.1 Substitution of Exhibits. Each of the following Exhibits to the Stock Purchase Agreement is hereby replaced with the version attached hereto:

Exhibit D	Feedstock and Product Inventory Sales Agreement
Exhibit F	Transition Services Agreement
Exhibit G	Offtake Agreement
Exhibit H	Earnout Agreement
Exhibit I	Crude Supply Agreement.
     Section 2.2 Amendment Regarding Effective Time of Closing.
     (a) Section 2.4 of the Stock Purchase Agreement is hereby amended to replace the phrase “the Closing shall be deemed for all tax, accounting and other purposes of this Agreement to be effective at 12:00:01 A.M. Central time on the Closing Date” with “the Closing shall be deemed to occur at (i) 12:00:01 A.M. Central time on July 1, 2008 solely for financial purposes, including but not limited to, calculating the Net Working Capital and determining the Net Working Capital Payment and (ii) 12:00:01 A.M. Central time on July 3, 2008 for all other purposes. For the avoidance of doubt, all income, expenses and other cash flows of the Business during the period of July 1, 2008 through July 2, 2008 shall be for the account of Buyer, including all payroll and employee benefit-related expenses, and (i) to the extent Seller or any of its Affiliates incurs any such expenses, they shall be reimbursed therefor as part of the Net Working Capital Payment or in such other manner as the Parties may mutually agree, and (ii) to the extent Seller or any of its Affiliates receives any such income or cash flows of the Business, they shall be remitted to Buyer as part of the Net Working Capital Payment or in such other manner as the Parties may mutually agree.”
     (b) Section 2.5(a)(i) of the Stock Purchase Agreement is hereby amended to read as follows:
“(i) $333,000,000 (including interest thereon for the period from 12:00:01 A.M. Central time on July 1, 2008 through the time of funding at a rate of interest equal to the interest rate being paid on the Deposit during the same period which interest shall be paid as part of the Net Working Capital Payment) less the Deposit (including all interest or earnings thereon) by wire transfer to the account of Seller set forth on Section 2.5(a)(i) of the Disclosure Schedules;”
     Section 2.3 Amendments Regarding Material Contracts. Section 4.4(a)(ix) of the Stock Purchase Agreement is hereby amended and restated as follows:
“(ix) any lease under which such Person is the lessor or lessee of personal property or real property that provides for an annual base rental to or from such Person of more than $500,000;”
     Section 2.4 Amendments Regarding Environmental Matters. Section 4.7 of the Stock Purchase Agreement is hereby amended and restated in its entirety as follows:
“Section 4.7 Environmental Matters. To the Knowledge of Seller, except as set forth in Section 4.7 of the Disclosure Schedules or as would not reasonably be expected to have a Material Adverse Effect:
     (a) the Company is in material compliance with Environmental Laws applicable to the Business;
     (b) all material Authorizations reasonably required to be obtained or filed or applied for by the Company under any Environmental Law in connection with the Assets as normally operated prior to Closing have been duly obtained or filed or applied for by the Company; and
     (c) there are no pending or threatened claims, actions, suits, arbitrations, investigations, inquiries or proceedings by or before any Governmental Authority under any Environmental Law relating to the Company or the Business.

The representations and warranties contained in this Section 4.7 are the only representations and warranties made by Seller with respect to matters arising under Environmental Law.”
     Section 2.5 Amendments Regarding Post Closing Payments. Section 7.1 of the Stock Purchase Agreement is hereby amended by adding the following as Section 7.1(f):
“(f) Post Closing Payments. Notwithstanding the foregoing, Buyer and Seller agree that for any payments that become due from Seller to Post-Closing Employees after Closing but prior to January 1, 2009, including but not limited to payments in connection with stock option exercises, sales of restricted stock and retention bonus payments, Seller may make such payments directly to such Post-Closing Employees through the Company using the Company’s relevant tax identification number(s). For the avoidance of doubt, the process for retention bonus payments set forth in Section 7.1(e) hereof shall not apply for any retention bonuses that may become payable prior to January 1, 2009, and shall apply to any retention bonuses that may become payable on or after January 1, 2009.”
     Section 2.6 Amendments Regarding the Use of Names and Logos. Article 7 of the Stock Purchase Agreement is hereby amended by adding the following as Section 7.18:
“Section 7.18 Use of Names and Logos. Buyer acknowledges and agrees that after the Closing it shall not use any name or logo owned by Seller and/or any of Seller’s Affiliates (which for purposes of this Section 7.18 is deemed to not include the current name of the Company) in the conduct of the Business or any other business, and, Buyer shall use commercially reasonable efforts to cover or remove any and all such names and logos from the Assets, including removing any signage including such names and logos, within ninety (90) days after the Closing Date.”
     Section 2.7 Amendment Regarding Assignment of Certain Seller Contracts. Article 7 of the Stock Purchase Agreement is hereby amended by adding the following as Section 7.19:
“Section 7.19 Assignment of Certain Seller Contracts. The parties acknowledge that certain Seller Contracts must be retained by VMSC in order to perform its obligations under the Crude Supply Agreement and the Offtake Agreement. Except to the extent otherwise provided under the Crude Supply Agreement or the Offtake Agreement, as applicable, upon the expiration or earlier termination of the Crude Supply Agreement and the Offtake Agreement, respectively, Buyer and Seller shall enter into an Assignment of Contracts covering all Seller Contracts theretofore retained by Seller in order to perform thereunder.”
     Section 2.8 Amendments to Disclosure Schedules.
(a)	Section 1.1(a) of the Disclosure Schedules is hereby replaced with the version attached hereto as Section 1.1(a) Permitted Liens.

(b)	Section 4.3(a) of the Disclosure Schedules is hereby replaced with the version attached hereto as Section 4.3(a) Real Property.

(c)	Section 4.7 of the Disclosure Schedules is hereby replaced with the version attached hereto as Section 4.7 Environmental Matters.

(d)	Section 6.8(d) of the Disclosure Schedules is hereby replaced with the version attached hereto as Section 6.8(d) Pipeline Easements.

(e)	Section 4.10(a) “Part I Employees as of the Execution Date” of the Disclosure Schedules is hereby replaced with the version attached hereto as Section 4.10(a) “Part I Employees as of June 30, 2008”.

(f)	Section 4.10(a) “Part II Employees on Short-Term Leave or Long-Term Disability” of the Disclosure Schedules is hereby replaced with the version attached hereto as Section 4.10(a) “Part II Short-Term Inactive Employees — Long-Term Inactive Employees”.

(g)	Section 4.12(b) of the Disclosure Schedules is hereby replaced with the version attached hereto as Section 4.12(b) Labor-Related Administrative Proceedings.

(h)	Section 7.16 “Part II Leased Vehicles” of the Disclosure Schedules is hereby replaced with the version attached hereto as Section 7.16 “Part II Leased Vehicles”

(i)	A new Section 8.3(c)(i) is hereby added to the Disclosure Schedules in the form attached hereto as Section 8.3(c)(i) “Alternative Contractual Arrangements”
ARTICLE IV
CLOSING CONDITIONS
     Section 4.1 Third Person Consents. Buyer and Seller acknowledge that the Third Person Consents relating to the first and second Seller Contracts listed in Section 8.3(c) of the Disclosure Schedule have not been obtained at the time of the Closing. In the absence of such Third Person Consents, Buyer and Seller agree to the alternative contractual arrangements described in Section 8.3(c)(i) of the Disclosure Schedule and Buyer acknowledges that such alternative contractual arrangements satisfy the closing condition set forth in Section 8.3(c) of the Stock Purchase Agreement to the extent applicable to such Third Person Consents.
ARTICLE IV
MISCELLANEOUS
     Section 4.1 Agreement to Remain in Effect. Except as amended by this Amendment, all terms and conditions of the Stock Purchase Agreement shall remain in full force and effect among the parties thereto.

     Section 4.2 Governing Law. THIS AMENDMENT SHALL BE CONSTRUED (BOTH AS TO VALIDITY AND PERFORMANCE), INTERPRETED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS.
     Section 4.3 Counterparts. This Amendment may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

VALERO REFINING AND MARKETING COMPANY
By:	/s/ S. Eugene Edwards
	Name:	S. Eugene Edwards
	Title:	Executive Vice President

ALON REFINING KROTZ SPRINGS, INC.
By:	/s/ Jeff D. Morris
Jeff D. Morris,
President and CEO

For the limited purpose of agreeing to the provisions of Section 2.7 and Article IV of the Stock Purchase Agreement to the extent applicable to Company: VALERO REFINING COMPANY-LOUISIANA
By:	/s/ S. Eugene Edwards
	Name:	S. Eugene Edwards
	Title:	Executive Vice President